Exhibit 99.1
BioTime, Inc.	6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com

For Further Information:
Judith Segall(510) 350-2940

BIOTIME LICENSES HUMAN EMBRYONIC STEM CELL TECHNOLOGY FROM THE
WISCONSIN ALUMNI RESEARCH FOUNDATION

EMERYVILLE, CA, January 9, 2008– BioTime, Inc. (OTCBB: BTIM) announced it has signed a licensing agreement with the Wisconsin Alumni Research Foundation (WARF)to 173 patents and patent applications filed internationally relating to human embryonic stem cell technology created by James Thomson at the University of Wisconsin-Madison.

BioTime develops blood plasma volume expanders and has recently entered the field of regenerative medicine through its wholly owned subsidiary,Embryome Sciences, Inc., through which it plans to develop new medical and research products using embryonic stem cell technology.

Embryome Sciences plans to develop and commercialize a technology platform called Embryomics™, a collection of research tools that can facilitate stem cell research by providing researchers with new products for the identification, scale-up, and purification of the many cell types that emerge from human embryonic stem cells.

“I’m pleased to be able to work with WARF to commercialize our EmbryomicsTMtechnology in the research market.The license of the WARF patents will allow us to manufacture and commercialize human embryonic stem cell-derived cell types and related products for scientists to use in research and in drug discovery,” says BioTime Chief Executive Michael West.

WARF, the private, non-profit patenting and licensing organization that supports the University of Wisconsin-Madison, has had a long relationship with BioTime’s West. “We value Dr. West’s efforts through the years to advance the emerging field of regenerative medicine, as well as his support of Dr. Thomson’s research and of WARF,” says WARF Managing Director Carl E. Gulbrandsen.

Dr. West, the founder of Geron Corporation, provided early support for the work of James Thomson, the UW-Madison researcher who first successfully isolated human embryonic stem cells in 1998. Geron became WARF’s first commercial licensee of the technology. After Geron, Dr. West continued to advance stem cell science while leading Advanced Cell Technology and later moved to do the same as head of BioTime.

WARF officials note that this licensing agreement with BioTime demonstrates that commercial interest in human embryonic stem cells remains strong. With this agreement, WARF now has completed 23 licensing agreements for stem cell technologies with 17 companies.

BioTime plans to launch three kinds of Embryomics™ research products in the next two years.  The first product is a commercial database that will serve as a map that researchers may use to navigate the complexities of human development and to identify the many hundreds of cell types that can be derived from human embryonic stem cells.  When operational, the relational database will permit researchers to chart the cell lineages of human development, the genes expressed in those cell types, and antigens present on the cell surface of those cells that can be used in purification.

BioTime has recently licensed relational database technology to develop this web-based database, and is targeting an initial launch with a database map of the mouse embryome inJanuary 2008, and the human embryome by June 2008.

In order to manufacture specific cell types from embryonic stem cells, researchers need to use factors that signal to stem cells to become a desired cell type.  BioTime plans to develop growth and differentiation factors for this purpose, and hopes to launch the first of these EScalateTMproducts beginning in March 2008.

BioTime also plans to launch new products useful in the identification and purification of the hundreds of cells that originate from human embryonic stem cells. These molecules, known as “ligands to differentiation antigens,” are expected to be useful to both basic research and in the manufacture of safe cell-based therapies.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S.by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. BioTime has recently entered the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc., through which it plans to develop new medical and research products using embryonic stem cell technology. Additional information about BioTime can be found on the web at www.biotimeinc.com.Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, and EScalateTMare trademarks of BioTime, Inc.

About the Wisconsin Alumni Research Foundation

The Wisconsin Alumni Research Foundation supports world class research at the University of Wisconsin-Madison by protecting the intellectual property of University faculty, staff and students, and licensing inventions resulting from their work. Founded in 1925, WARF was established as the first university-based technology transfer office in the world. To find out more, visit www.warf.org.